For the semi-annual period ended September 30, 2013
File number 811-04710



   SUB-ITEM 77C
   Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on September
6, 2013. At such meeting the stockholders elected the entire slate of Class III Directors.


1)   Election of Class III Directors:

                           Affirmative          Shares
                           votes cast          Withheld


Robert F. Gunia             7,152,624          818,453
Nicholas T. Sibley          7,106,318          864,759



2)   Approve a new Investment Management Agreement:

                          Affirmative          Shares
                          votes cast          Withheld

                            5,184,528         26,278